Filed Pursuant to Rule 433
Registration Statement No. 333-248067
Issuer Free Writing Prospectus dated February 26, 2021
Relating to Preliminary Prospectus dated March 1, 2021

Universe Pharmaceuticals INC

Free Writing Prospectus

This free writing prospectus relates to the initial public offering of ordinary shares of Universe Pharmaceuticals INC (the “Company”) and should be read together with the preliminary prospectus dated February 24, 2021 (the “Preliminary Prospectus”) that was included in Amendment No. 3 to the Registration Statement on Form F-1 (File No. 333-248067) relating to these shares.

The following information supplements and updates the information contained in the Preliminary Prospectus:

Universe Pharmaceuticals INC is a Chinese manufacturer of medicinal products that target aging process in elder people and are designed to promote their general well - being . We have 26 traditional Chinese medicine derivatives (“TCMD”) products approved by and registered with the National Medical Products Administration (“NMPA”), 12 effective patents, and 22 trademarks . We achieved revenue of US $ 30 . 7 million in fiscal year 2020 . Offering Size $ 25 - 35 M (without overallotment) Exchange & Ticker N asdaq Global Market (Ticker: UPC) (approved subject to completion of the offering) Ordinary Shares O ffered 5 , 000 , 000 Ordinary Shares or 5 , 750 , 000 Ordinary Shares if the over - allotment option is exercised in full Ordinary Shares Outstanding prior to this Offering 16 , 000 , 000 Ordinary Shares Offering Price $ 5 . 00 ~ $ 7 . 00 Expected Closing TBD Use of Proceeds • Approximately 28 % for upgrading and expanding our manufacturing facilities • Approximately 27 % for research and development • Approximately 24 % for branding, advertising and marketing • Approximately 21 % for working capital and for other general corporate purposes Underwriters Univest Securities, LLC Universe Pharmaceuticals I NC • Recognized manufacturer of TCMD products in China’s rapidly growing health and wellness market • Functional products to address chronic diseases • Vertical integration of business value chain • Stable and profitable financial performance • With a broad market coverage and a good consumer base Note: Fiscal year end is September 30. $33.23 $13.41 $7.55 $30.70 $14.09 $7.56 $0 $5 $10 $15 $20 $25 $30 $35 Revenue Gross Profit Net Income Millions USD Revenue, Goss Profit and Net Income FY2019 FY2020 40.3% 22.7% 45.9% 24.6% 0% 10% 20% 30% 40% 50% Gross Profit Margin Net Income Margin Goss Profit Margin & Net Income Margin FY2019 FY2020

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in the Registration Statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter, or any dealer participating in the offering will arrange to send you the preliminary prospectus if you request it by emailing IBAssistDesk@univest.us or ir@universe-pharmacy.com.